SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
_______________________

Date of Report (Date of earliest event reported): October 18, 2000

SOHU.COM INC.
(Exact name of registrant as specified in its charter)

Delaware	0-30961	98-0204667
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)
_______________________

     7 Jianguomen Nei Avenue
Bright China Chang An Building
Tower 2, Room 1519
Beijing 100005
People’s Republic of China
(Address, including zip code, of registrant’s principal executive offices)

(011) 8610-6510-2160
(Registrant’s Telephone Number, Including Area Code)

Item 2. Acquisition or Disposition of Assets.

     On October 18, 2000, Sohu.com Inc. (“Sohu”) completed its acquisition of all of the capital stock of ChinaRen, Inc., a California corporation (“ChinaRen”), by means of a merger (the “Merger”) of Alpha Sub Inc., a California corporation (“Merger Sub”), with and into ChinaRen, pursuant to the Agreement and Plan of Merger dated as of September 13, 2000 (the “ Merger Agreement”) among Sohu, Merger Sub and ChinaRen. As a result of the Merger, ChinaRen became a wholly-owned subsidiary of Sohu. The Merger was effected by the filing of an agreement of merger with the Secretary of State of California on October 18, 2000. ChinaRen is a Web portal directed at residents of the People’s Republic of China.

     Pursuant to the terms of the Merger Agreement, upon the effective time of the Merger, (i) each outstanding share of common stock of ChinaRen was converted into 0.164837 shares (the “Common Stock Applicable Fraction”) of Sohu common stock (subject to payment of cash in lieu of any fractional shares); (ii) each outstanding share of Series A Preferred Stock of ChinaRen was converted into 0.181011 shares of Sohu common stock (subject to payment of cash in lieu of any fractional shares); and (iii) each outstanding share of Series B Preferred Stock of ChinaRen was converted into 0.413870 shares of Sohu common stock (subject to payment of cash in lieu of any fractional shares). Each holder of ChinaRen stock who was otherwise entitled to a fraction of a share of Sohu common stock received cash in lieu thereof. As a result of the Merger, upon the closing of the transaction on October 18, 2000, Sohu issued an aggregate of 4,401,500 shares of Sohu common stock (the “Shares”) and $83.13 in cash in lieu of fractional shares of Sohu common stock in exchange for all of the outstanding shares of capital stock of ChinaRen. In accordance with the terms of the Merger Agreement, 1,229,685 of the Shares (all owned by the founders of ChinaRen (the “Founders”)) have been placed in escrow for a one-year period to secure certain indemnification and other obligations of the Founders under the Merger Agreement. The Shares were issued in a private placement without registration under the Securities Act of 1933, as amended.

     Also, pursuant to the terms of the Merger Agreement, upon the effective time of the Merger, Sohu granted to holders of all options, outstanding immediately prior to the effective time of the Merger, for the purchase of shares of ChinaRen common stock (“ChinaRen Options”) options for the purchase of shares of Sohu common stock (“Sohu Options”), and all of the ChinaRen Options were cancelled. The number of shares of Sohu common stock to be issued upon exercise of each Sohu Option is determined by multiplying the number of shares of ChinaRen common stock underlying each ChinaRen Option by the Common Stock Applicable Fraction (rounded up to the nearest whole share). The exercise price of each Sohu Option is determined by dividing the aggregate exercise price of all ChinaRen Options by the number of full shares of Sohu common stock purchasable upon exercise of Sohu Options (rounded down to the nearest whole cent). Sohu has reserved 226,370 shares of Sohu common stock for issuance upon exercise of the Sohu Options granted in connection with the Merger.

     The purchase price and terms for the transaction were determined in arms-length negotiations. The acquisition of ChinaRen is intended to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and will be accounted for as a purchase.

     Holders of the Shares will be granted registration rights, but have agreed not to sell the Shares for 180 days after the closing of the transaction on October 18, 2000. The terms of the Merger are more fully described in the Merger Agreement filed herewith.

Item 5. Other Events

     On October 31, 2000, the registrant announced the completion of the ChinaRen acquisition on October 18, 2000 and announced management changes. A copy of the press release issued by the registrant regarding the foregoing is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements of Business Acquired.

     Pursuant to Instruction (a)(4) of Item 7 of Form 8-K, financial statements of ChinaRen, Inc. will be filed not later than 60 days after November 2, 2000, the date that this initial report on Form 8-K must be filed.

(b) Pro Forma Financial Information.

     Pursuant to Instruction (b)(2) of Item 7 of Form 8-K, pro forma financial information relating to ChinaRen, Inc. will be filed not later than 60 days after November 2, 2000, the date that this initial report on Form 8-K must be filed.

(c) Exhibits.

      2.1 Agreement and Plan of Merger among Sohu.com Inc., Alpha Sub Inc. and ChinaRen, Inc. dated as of
            September 13, 2000

      2.2 Agreement of Merger among Sohu.com Inc., Alpha Sub Inc. and ChinaRen, Inc. filed with the Secretary of
             State of California on October 18, 2000

      99.1 Press Release dated October 31, 2000

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOHU.COM INC.

DATED: November 2, 2000

:	By	/s/ Thomas Gurnee
	Name:	Thomas Gurnee
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.		Description

	2.1	Agreement and Plan of Merger among Sohu.com Inc.,
Alpha Sub Inc. and ChinaRen, Inc. dated as of
September 13, 2000

	2.2	Agreement of Merger among Sohu.com Inc., Alpha Sub
Inc. and ChinaRen, Inc. filed with the Secretary of State
of California on October 18, 2000

	99.1	Press Release dated October 31, 2000